August 2009

Pricing Sheet dated August 24, 2009 relating to
Preliminary Terms No. 176 dated August 21, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Bear Market PLUS based Inversely on the Shares of the iShares® MSCI EAFE Index Fund due October 28, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 24, 2009
Issuer:	Morgan Stanley
Maturity date:	October 28, 2010
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$2,150,000
Payment at maturity:
▪  If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$52.34, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	October 25, 2010, subject to adjustment for certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$12.05 per Bear Market PLUS (120.50% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	August 24, 2009
Original issue date:	August 31, 2009 (5 business days after the pricing date)
CUSIP:	617484795
ISIN:	US6174847953
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Bear Market PLUS	$10	$0.10	$9.90
Total	$2,150,000	$21,500	$2,128,500
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 176 dated August 21, 2009
Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BEAR MARKET PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.